Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

DISCOVERY COMMUNICATIONS, INC.

Discovery Communications, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), does hereby certify:

FIRST: That the Board of Directors of Discovery Communications, Inc. has duly adopted resolutions setting forth a proposed amendment of the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:
RESOLVED: That Article I of the Certificate of Incorporation of the Corporation be amended by deleting it in its entirety and substituting the following therefor:
“ARTICLE I
NAME
The name of the corporation is Discovery, Inc. (the “Corporation”).”
SECOND: That amendment of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the applicable provisions of Sections 141 and 242 of the DGCL.

THIRD: This amendment shall be effective immediately upon the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware.

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[Signature Page to Certificate of Amendment]

IN WITNESS WHEREOF, the Corporation has caused this certificate to the signed this 6th day of March, 2018.
DISCOVERY COMMUNICATIONS, INC.
By: /s/ David M. Zaslav
Name: David M. Zaslav
Title: President and Chief Executive Officer

[Signature Page to Certificate of Amendment]